Exhibit 99.1

NEWS

NEWS

NEWS

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Terry Huch Senior Director, Investor Relations & Corporate Communications
847-405-2515 — thuch@cfindustries.com

Stephen J. Hagge Elected to Board of Directors of CF Industries Holdings, Inc.

New Director Is Executive Vice President, Chief Operating Officer and Secretary of AptarGroup, Inc.

DEERFIELD, Illinois — (Business Wire) — June 14, 2010: CF Industries Holdings, Inc. (NYSE:CF) today announced that its Board of Directors has elected Stephen J. Hagge an independent director of the company. Hagge, executive vice president, chief operating officer and secretary of AptarGroup, Inc. (NYSE:ATR), will serve as a Class II director and is expected to stand for re-election by stockholders at the company’s 2013 Annual Meeting. His election brings membership of the CF Industries Holdings, Inc. Board of Directors to nine.

Hagge, 58, has been the chief operating officer of AptarGroup, since January 1, 2008 and prior to that time served for 15 years as chief financial officer and corporate secretary. AptarGroup is a leading global supplier of innovative dispensing systems for the fragrance/cosmetic, personal care, pharmaceutical, household and food/beverage markets.

Hagge holds a B.S. degree in accounting from Illinois State University and is a Certified Public Accountant.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, is the holding company for the operations of CF Industries, Inc. CF Industries is a global leader in nitrogen and phosphate fertilizer manufacturing and distribution, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen fertilizer manufacturing complexes in the central United States and Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes fertilizer products through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns 50 percent interests in

GrowHow UK Limited, a fertilizer manufacturer in the United Kingdom; an ammonia facility in The Republic of Trinidad and Tobago; and KEYTRADE AG, a global fertilizer trading organization headquartered near Zurich, Switzerland. Additional information on CF Industries is found on the company’s website at www.cfindustries.com.